EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements on Form S-8:
No. 33-80230
No. 333-32569
No. 333-57565
No. 333-99185
Post-Effective Amendment No. 1 to No. 333-99185
No. 333-62570
No. 333-174154
and the following registration statements on Form S-3:
Amendment No. 1 to No. 33-84536
No. 333-25637
Amendment No. 4 to No. 333-70295
Amendment No. 1 to No. 333-92959
No. 333-103119
Amendment No. 1 to No. 333-123612
No. 333-126046
No. 333-135195
No. 333-159372
No. 333-177864
of our reports dated February 15, 2013, relating to the consolidated financial statements and financial statement schedule of Camden Property Trust, and the effectiveness of Camden Property Trust’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2012.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 15, 2013